Exhibit 99.2

Avatar to Market Document Management and Imaging Solutions Through Reseller Agreement With iDatix(R) Corporation
May 05, 2005 10:15:00 AM ET


DALLAS,  May 5  /PRNewswire-FirstCall/  -- Avatar  Systems,  Inc.  (OTC Bulletin
Board: AVSY), the petroleum industry's leading provider of integrated software solutions, announced today a partnership agreement with business process automation technology innovator, iDatix Corporation. Avatar will resell the iSynergy(R) suite of products under the Avatar brand to organizations seeking to create or streamline a paperless enterprise.

"The addition of the iDatix products to our suite of technology offerings will provide a much needed document imaging and document management solution to our oil and gas customers," said Chuck Shreve, President of Avatar Systems.

Steve Allen, CEO of iDatix Corporation, noted, "We are excited about the ability to enter a new market segment through Avatar's customer relationships. We believe that the combination of Avatar's software with the iDatix complete document management solution will generate a high return on investment for Avatar customers."

Shreve selected iDatix after researching some 50 document imaging products. "iSynergy's web-based application is superior to its client-server based competitors in that users have the flexibility of accessing the product internally or remotely," he said. "The fully integrated solution has all the components necessary for a full enterprise document management solution. The philosophy behind iDatix product development makes the solution an excellent choice for any size organization."

Allen elaborated, "The overriding goal in product development has always been to create a highly intuitive solution that is very easy to use. A focus on automation undergirds that philosophy to drive maximum productivity and cost benefit for customers."

The iDatix application eliminates paper from the business process by automating the capture, management, workflow, storage and retrieval of paper and electronic documents through a secure, real-time portal. iSynergy scales from a small business or departmental implementation to the extreme high-volume demands of the global enterprise.

In addition to its oil and gas customer base, Avatar plans to market iSynergy to vertical markets such as the mortgage, healthcare and title industries. "The strategic move to offer an exceptional document management and imaging solution to a broader customer base should increase Avatar revenues significantly," Shreve said. He expects a 4 to 6-month ramp up period, as marketing efforts are currently underway.

"Avatar and iDatix share an entrepreneur spirit and aggressive vision -- key ingredients to driving success," said Allen. Shreve added, "Both companies have consistently earned unusually high levels of customer satisfaction. Together, we expect to raise that bar even higher."

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware(TM) products, approximately 50 customers utilizing the Company's Avatar400(TM) IBM AS400 product, and 100 subscribers utilizing its ASP services. Three years ago, Avatar released its new 32 bit Windows based product, Petroware 2000(TM), which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"(TM) product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

iDatix(R) Corporation develops complete Business Process Automation solutions for the paperless enterprise. By eliminating paper from the business process and tying activities to a secure, real-time portal, the company's flagship product suite iSynergy(R), has consistently proven to dramatically increase productivity and reduce costs. And, iSynergy scales from a small business or departmental implementation (iSynergy SBS) to the extreme high-volume demands of the global enterprise. See www.idatix.com for more information.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.